Payden & Rygel Investment Group

333 South Grand Avenue, 32nd Floor

Los Angeles, California 90071

December 29, 1993

Payden & Rygel

333 South Grand Avenue, 32nd Floor

Los Angeles, California 90071

Ladies and Gentlemen:

As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Payden & Rygel Short Bond Fund, Intermediate Bond Fund and Opportunity Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, as heretofore amended, by adding the following paragraph:

Each of Payden & Rygel Short Bond Fund, Intermediate Bond Fund, and Opportunity Fund Series

Annual Advisory Fees (as a percentage of average daily net assets) — .28% of the first $1 billion; and .25% of assets in excess of $1 billion.

Operating Expense Limitation (as a percentage of average daily net assets) — .60%.

In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

Very truly yours,

/s/ Joan A. Payden
Joan A. Payden
President

AGREED:

PAYDEN & RYGEL

By:	/s/ Joan A. Payden
Title:	President